Exhibit 10.10

CONSONUS ESCROW AGREEMENT

THIS CONSONUS ESCROW AGREEMENT (this “Escrow Agreement”) is made and entered into this 22 day of January, 2007, by and among Consonus Technologies, Inc. (the “Company”), Consonus Acquisition Corp., a Delaware corporation (“Consonus”) Knox Lawrence International, LLC, a Delaware limited liability company (the “Consonus Holders’ Agent”), Strategic Technologies, Inc., a North Carolina corporation (“STI”), and Branch Banking and Trust Company, a North Carolina banking corporation (the “Escrow Agent”).

R E C I T A L S:

A.            The Company, Consonus, STI, CAC Merger Sub, Inc., and STI Merger Sub, Inc. have entered into a Merger Agreement, dated as of October 18, 2006 (the “Merger Agreement”). Capitalized terms used, but not defined herein have the same meaning as defined in or used in the Merger Agreement.

B.            The Merger Agreement requires the execution and delivery of this Escrow Agreement.

C.            The Merger Agreement contemplates the deposit by the Company with the Escrow Agent of the Consonus Escrow Shares to be held pursuant to this Escrow Agreement, as set forth herein.

D.            Pursuant to Section 7.9(a) of the Merger Agreement, the Consonus Holders have appointed Knox Lawrence International, LLC as Consonus Holders’ Agent to take any and all actions and make any decisions with respect to Claims.

NOW, THEREFORE, pursuant to the covenants and benefits between the parties in the Merger Agreement and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.             APPOINTMENT OF ESCROW AGENT. Consonus, Consonus Holders’ Agent and the Company hereby irrevocably appoint the Escrow Agent as escrow agent to receive, hold, administer and deliver the Consonus Escrow Fund in accordance with this Escrow Agreement, and the Escrow Agent hereby accepts such appointment, all subject to and upon the terms and conditions set forth herein.

2.             ESTABLISHMENT OF ESCROW FUND. At the Closing of the transactions contemplated in the Merger Agreement, the Company shall transfer the Consonus Escrow Shares to the Escrow Agent. It is the parties’ intention that, subject to the terms and conditions set forth herein, the Consonus Escrow Fund shall be available to fund indemnification payments required by the Consonus Holders pursuant to the Merger Agreement and that the Escrow Agent shall dispose of the Consonus Escrow Fund in accordance with the express provisions of this Escrow Agreement, and shall not make, be required to make or be liable in any manner for its failure to make, any determination under the Merger Agreement, or any other agreement, including, without limitation, any determination of whether the Company or STI, as applicable, has complied with the terms of the Merger Agreement or whether the Company or STI, as applicable, is entitled to delivery of payment of any or all of the Consonus Escrow Fund.

3.             INVESTMENT AND MANAGEMENT OF ESCROW FUND. All Consonus Escrow Shares shall be issued and outstanding on the books and records of the Company and shall appear thereon as held by the Escrow Agent as nominee for the Consonus Holders. The Consonus Holders shall retain full voting power over all Consonus Escrow Shares. Any cash dividends, dividends payable in securities or other distributions of any kind (but excluding any shares of the Company capital stock received upon a stock split or stock dividend), shall be promptly distributed by the Escrow Agent to the beneficial holder of the Consonus Escrow Shares to which such distribution relates, by check mailed via first class mail, to the Consonus Holders at their addresses, and in the percentage interests set forth in the Escrow Agreement. Any shares of the Company capital stock received by the Escrow Agent upon a stock split made in respect of any securities in the Consonus Escrow Fund shall be added to the Consonus Escrow Fund and become a part thereof. The Consonus Holders’ Agent shall furnish to the Escrow Agent a Form W-9. The Escrow Agent shall have no duty or responsibility with respect to any federal or state tax filing or reporting.

4.             RELEASE OF ESCROW FUND. The Escrow Agent shall hold the Consonus Escrow Fund until it delivers all or part of the Consonus Escrow Fund as provided in this Section 4, as follows:

(a)           With respect to Claims made against the Consonus Escrow Fund, upon receipt by the Escrow Agent prior to the one (1) year anniversary of the Closing Date (the “Escrow Expiration Date”) of an Officer’s Certificate stating that Losses exist and specifying in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid or the Loss was suffered, the nature of the misrepresentation or breach of warranty or covenant to which such Loss is related the Escrow Agent shall, subject to the provisions of Section 4(b) and Section 5 hereof, deliver to the Company out of the Consonus Escrow Fund as promptly as practicable, Consonus Escrow Shares having a value (determined pursuant to Section 7.4(b) of the Merger Agreement) equal to such Losses, in accordance with this Escrow Agreement and Article VII of the Merger Agreement. The Company or STI, as applicable, will, simultaneously with the delivery of the Officer’s Certificate to the Escrow Agent, deliver a copy thereof to the Consonus Holders’ Agent.

(b)           For a period of forty-five (45) days after such delivery to the Escrow Agent and the Consonus Holders’ Agent of an Officer’s Certificate, the Escrow Agent shall make no delivery of Consonus Escrow Shares unless the Escrow Agent shall have received written authorization from the Consonus Holders’ Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of the Consonus Escrow Shares from the Consonus Escrow Fund in accordance with Section 4(a) hereof, provided that no such payment or delivery may be made if the Consonus Holders’ Agent objects in a written statement to the Claim made in the Officer’s Certificate, and such statement has been delivered to the Escrow Agent, with a copy to the Company or STI, as applicable, prior to the expiration of such forty-five (45) day period.

(c)           On the Escrow Expiration Date, the remaining amount of the Consonus Escrow Fund shall promptly be delivered to the Consonus Holders in accordance with the Consonus Payment Schedule; provided, however, that the escrow period shall not terminate with respect to any amount of the Consonus Escrow Fund that is subject to any then unresolved Claims specified in any Officer’s Certificate delivered to the Escrow Agent, with a copy to the Consonus Holders’ Agent, on or prior to the Escrow Expiration Date with respect to facts and circumstances existing on or prior to the Escrow Expiration Date (each, a “Consonus Unresolved Claim”). Promptly following resolution of each such Consonus Unresolved Claim, and subject to satisfaction of any then outstanding but unpaid out-of-pocket costs and expenses reasonably incurred by the Consonus Holders’ Agent in connection with actions taken by the Consonus Holders’ Agent pursuant to the terms of the Merger Agreement and this Escrow Agreement (including the hiring of legal counsel and the incurring of reasonable legal fees and costs) not to exceed $10,000, the Escrow Agent shall deliver the remaining portion of the Consonus Escrow Fund not required to satisfy such Claims, Agent Indemnity or Agent Expenses, to the Consonus Holders in accordance with the Consonus Payment Schedule.

5.             DISPUTE RESOLUTION.

(a)           If the Consonus Holders’ Agent objects in writing to any Claim by the Company or STI made in any Officer’s Certificate, the Company or STI, as applicable, shall have forty-five (45) days after its receipt of such an objection to respond to such objection in a written statement delivered to the Escrow Agent, with a copy to the Consonus Holders’ Agent. If after such forty-five (45) day period there remains a dispute as to the Claim, the Consonus Holders’ Agent and a representative of the Company or STI, as applicable, shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to the Claim. If the Consonus Holders’ Agent and the Company or STI, as applicable, should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Consonus Escrow Shares from the Consonus Escrow Fund in accordance with the terms thereof.

(b)           If no such agreement can be reached after good faith negotiation, either the Company or STI, as applicable, or the Consonus Holders’ Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one (1) independent arbitrator in New York, New York, as mutually agreed upon by the Company or STI, as applicable, and the Consonus Holders’ Agent. In the event that within thirty (30) days after submission of any dispute to arbitration, the Company or STI, as applicable, and Consonus Holders’ Agent cannot mutually agree on one (1) arbitrator, the Company or STI, as applicable, and the Consonus Holders’ Agent shall each select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third (3rd) arbitrator. The arbitration shall be administered by and in accordance with the then-existing Rules of Practice and Procedure of JAMS/Endispute. Notwithstanding anything to the contrary contained herein, the arbitrator (or arbitrators) shall apply and follow all applicable legal requirements in making his or her decision. The decision of the arbitrator (or arbitrators) as to the validity and amount of the disputed Claim shall be binding and conclusive upon the parties to this Escrow Agreement (and not subject to appeal), and notwithstanding anything herein to the contrary, the Escrow Agent shall be entitled to act in accordance with such decision and make, withhold or distribute payments out of the Consonus Escrow Fund in accordance therewith.

(c)           Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. For purposes of this Section 5, in any arbitration hereunder in which the amount thereof stated in the Officer’s Certificate is at issue, the Company or STI, as applicable, shall be deemed to be the non-prevailing party, unless the arbitrators award the Company or STI, as applicable, more than one-half (1/2) of the amount in dispute; in which case, the applicable Indemnifying Parties shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of JAMS/Endispute and the expenses, including without limitation, attorneys’ fees and costs, reasonably incurred by the other party to the arbitration. If the applicable Indemnifying Parties are deemed to be the non-prevailing party, such expenses and fees shall be paid first, from the Consonus Escrow Shares held in the Consonus Escrow Fund on behalf of the applicable Indemnifying Parties (to the extent that such Consonus Escrow Shares are not otherwise required to satisfy any Losses), and second, by the Company.

(d)           Notwithstanding anything to the contrary in this Escrow Agreement:

(1)           The Escrow Agent may, in case of any dispute pertaining to the Consonus Escrow Fund or the duties of the Escrow Agent hereunder, deposit the Consonus Escrow Fund with the clerk of any court of competent jurisdiction upon commencement of an action in the nature of interpleader or in the course of any court proceedings.

(2)           Upon any delivery or deposit of the Consonus Escrow Fund as provided in this Section 5(d), the Escrow Agent shall thereupon be released and discharged from any and all further obligations arising in connection with this Escrow Agreement.

6.             ESCROW AGENT.

(a)           The Escrow Agent shall be entitled to reimbursement for all reasonable fees, expenses, disbursements and advances incurred or made by it in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel) as set forth on Exhibit A attached hereto and incorporated herein by reference. Such reimbursement for fees, expenses, disbursements and advances shall be paid by the Company.

(b)           The Escrow Agent’s duties and responsibilities shall be limited to those expressly set forth in this Escrow Agreement, and the Escrow Agent shall not be subject to, or obligated to recognize, any other agreement between any or all of the parties or any other persons, including, without limitation, the Merger Agreement, unless such provision is specifically referenced herein. The Escrow Agent shall not be liable for any damages or have any obligations other than the duties prescribed herein in carrying out or executing the purposes and intent of this Escrow Agreement; provided, however, that nothing herein contained shall relieve the Escrow Agent from liability arising out of its own willful misconduct or gross negligence. The Escrow Agent’s duties and obligations under this Escrow Agreement shall be entirely administrative and not discretionary. The Escrow Agent shall not be liable to any party hereto or to any third party as a result of any action or omission taken or made by the Escrow Agent in good faith through the exercise of its own best judgment. Consonus, STI and the Company shall jointly and severally indemnify, hold harmless and reimburse the Escrow Agent and each of its officers, directors, agents from, against and for any and all liabilities, costs, fees and expenses (including reasonable attorneys’ fees) the Escrow Agent may suffer or incur by reason of its execution and performance of this Escrow Agreement, except for any such liabilities, costs, fees and expenses resulting from the Escrow Agent’s own willful misconduct or gross negligence. In the event any legal questions arise concerning the Escrow Agent’s duties and obligations hereunder, the Escrow Agent may consult its counsel and rely without liability upon written opinions given to it by such counsel. The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, authorization or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be, and the Escrow Agent shall be fully protected with respect to any action taken or omitted pursuant to the advice of legal counsel.

(c)           The Escrow Agent shall not be responsible or liable for the sufficiency or accuracy of the form, execution, validity or genuineness of documents, instruments or securities now or hereafter deposited in escrow pursuant to this Escrow Agreement.

(d)           The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Consonus Escrow Fund, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Consonus Escrow Fund is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(e)           The Escrow Agent may execute any of its duties under this Escrow Agreement by and through employees, agents, and attorneys-in-fact.

7.             SUCCESSOR ESCROW AGENT. The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering notice of its resignation to the Consonus Holders’ Agent, the Company and STI and delivering the Consonus Escrow Fund to a successor Escrow Agent jointly designated by the Consonus Holders’ Agent, the Company and STI in writing, or if the parties cannot agree on the successor Escrow Agent within fifteen (15) days following the date of such notice, to any court of competent jurisdiction, whereupon the resigning Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. After the resignation of any Escrow Agent, the provision of this Escrow Agreement limiting the liability of the Escrow Agent and indemnifying the Escrow Agent against liabilities, costs, fees and expenses shall continue to inure to the benefit of the resigned Escrow Agent with respect to any action or omission taken or made by it while it was the Escrow Agent under this Escrow Agreement.

8.             NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the date of delivery, if delivered personally (ii) on the date of confirmation of receipt, if delivered by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or (iii) on the date of confirmation of receipt, if sent via facsimile to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to the Consonus Holders’ Agent:

Knox Lawrence International, LLC
445 Park Avenue 20th Floor
New York, NY 10022
Attention: Nana Baffour
Telecopy No.:
Telephone No.:

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
3290 Northside Parkway, Suite 400
Atlanta, Georgia 30327
Attention: Theodore I. Blum, Esq.
Telecopy No.: (678) 553-2621
Telephone No.: (678) 553-2620

If to STI to:

Strategic Technologies, Inc.
301 Gregson Drive
Cary, North Carolina 27511
Attention: Mike Shook
Facsimile No.: (919) 379-8000
Telephone No.: (919) 379-8100

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attention: Lisa D. Inman
Facsimile No.: (919) 781-4865
Telephone No.: (919) 781-4000

If to the Escrow Agent:

Branch Banking and Trust Company
223 West Nash Street
Wilson, North Carolina 27893
Attn: Corporate Trust Services
Telephone No.: 252.246.4116
Telecopy No.: 252.246.4303

Such notice addresses may be changed upon written notice.

9.             CONFLICT. In the event any provision(s) of this Escrow Agreement conflict with any provision(s) in the Merger Agreement, the provisions of this Escrow Agreement will prevail.

10.          SEVERABILITY. Any provision of this Escrow Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is expressly understood, however, that the parties hereto intend each and every provision of this Escrow Agreement to be valid and enforceable and hereby knowingly waive all rights to object to any provision of this Escrow Agreement.

11.          ASSIGNMENT. This Escrow Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and shall not be enforceable by or inure to the benefit of any third party. No party may assign any of its rights or obligations under this Escrow Agreement without the written consent of the other parties.

12.          AMENDMENTS. This Escrow Agreement may only be modified or terminated by a writing signed by the parties hereto, and no waiver hereunder shall be effective unless in a writing signed by the party to be charged.

13.          COUNTERPARTS. This Escrow Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission, and any such counterpart executed and delivered via facsimile transmission shall be deemed an original for all intents and purposes.

14. GOVERNING LAW. This Escrow Agreement shall be construed and interpreted according to the laws of the State of North Carolina without regard to the conflict of law principles thereof.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first above written.

CONSONUS TECHNOLOGIES, INC.

By:	/s/Michael G. Shook
Michael G. Shook, Chief Executive Officer

CONSONUS HOLDERS’ AGENT

KNOX LAWRENCE INTERNATIONAL, LLC

By:	/s/Nana Baffour
Nana Baffour, Managing Principal

CONSONUS ACQUISITION CORP.

By:	/s/Nana Baffour
Nana Baffour, Chairman

STRATEGIC TECHNOLOGIES, INC.

By:	/s/Michael G. Shook
Michael G. Shook, Chief Executive Officer

ESCROW AGENT

BRANCH BANKING AND TRUST COMPANY

By:	/s/Wayne A. Bolin
Name: /s/Wayne A. Bolin
Title: Senior Vice President

SIGNATURE PAGE TO CONSONUS ESCROW AGREEMENT

Exhibit    A

ESCROW AGENT
SCHEDULE OF FEES

One-time Fee:	$1,500.00

The One-time Fee is due upon execution of the Escrow Agreement.

All out-of-pocket expenses will be billed at the Escrow Agent’s cost. Out-of-pocket expenses include, but are not limited to, professional services (e.g. legal or accounting), travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), and copying charges.